UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)



                                BAAN COMPANY N.V.
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                                (NAME OF ISSUER)


                                  COMMON SHARES
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                         (TITLE OF CLASS OF SECURITIES)


                                    N08044104
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                                 (CUSIP NUMBER)


                                DECEMBER 31, 2003
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                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[_]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

CUSIP NO. N08044104                  13G                       PAGE 2 OF 6 PAGES

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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
          Not Applicable                                                 (b) [_]
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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                       5   SOLE VOTING POWER

                           13,929,241
     NUMBER OF         ---------------------------------------------------------
       SHARES          6   SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY EACH          0
      REPORTING        ---------------------------------------------------------
    PERSON WITH:       7   SOLE DISPOSITIVE POWER

                           13,929,241
                       ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,929,241
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                   [_]

          Not Applicable
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.21%
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   12     TYPE OF REPORTING PERSON

          HC
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ITEM 1(A).    NAME OF ISSUER:

              Baan Company N.V.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Vanenburgerallee 13
              3882 RH Putten
              The Netherlands

              and

              1911 Freedom Drive
              Reston, Virginia  20190 USA

ITEM 2(A).    NAME OF PERSON FILING:

              ING Groep N.V.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Amstelveenseweg 500
              1081 KL Amsterdam
              P.O. Box 810
              1000 AV Amsterdam
              The Netherlands

ITEM 2(C).    CITIZENSHIP:

              See item 4 on Page 2

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Shares

ITEM 2(E).    CUSIP NUMBER:

              N08044104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

    (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

    (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

    (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

    (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

    (e) [_] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

    (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

    (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

    (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.       OWNERSHIP.

    (a)       Amount beneficially owned:

                    See item 9 on Page 2

    (b)       Percent of class:

                    See item 11 on Page 2

    (c)       Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:

                    See item 5 on Page 2

              (ii)  Shared power to vote or to direct the vote:

                    See item 6 on Page 2

              (iii) Sole power to dispose or to direct the disposition of:

                    See item 7 on Page 2

              (iv)  Shared power to dispose or to direct the disposition of:

                    See item 8 on Page 2

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10.      CERTIFICATION.

              Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 3, 2004
                                        ----------------------------------------
                                        (Date)



                                        ING GROEP N.V.


                                        By:


                                        /s/ CORNELIS F. DRABBE
                                        ----------------------------------------
                                        (Signature)

                                        Cornelis F. Drabbe,
                                        Assistant General Counsel
                                        ----------------------------------------
                                        (Name/Title)


                                        /s/ BERT H. UYTTENBROEK
                                        ----------------------------------------
                                        (Signature)


                                        Bert H. Uyttenbroek,
                                        Compliance Officer
                                        ----------------------------------------
                                        (Name/Title)